Exhibit 10.1

FORM OF
CLOUD PEAK ENERGY INC.
2009 LONG TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS AGREEMENT is made as of the 4th day of March 2016 (the “Grant Date”), between Cloud Peak Energy Inc., a Delaware corporation (the “Company”), and            (the “Grantee”).

WHEREAS, the Company has adopted the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan, as amended and/or restated from time to time (the “Plan”), in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee responsible for administration of the Plan has determined to grant Performance Share Units to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Grant of Performance Share Units.

The Company hereby grants to the Grantee an award of     Performance Share Units (the “Award”).  Upon fulfillment of the requirements set forth below, the Grantee shall have the right to receive with respect to each vested Performance Share Unit under this Award (a) one share of common stock of the Company (a “Share”), (b) an amount of cash equal to the Fair Market Value of one Share on the last day of the Performance Period, or (c) any combination of the foregoing, as determined by the Committee in its sole discretion.  This grant is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding grants of Performance Share Units).  Except as otherwise expressly set forth herein, such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Agreement, and the capitalized terms used in this Agreement shall have the same definitions set forth in the Plan.  Any portion of this Award that is intended to be performance based compensation under Section 162(m) of the Internal Revenue Code and that is subject to shareholder approval pursuant to Section 162(m) will become void if the required shareholder approval is not attained and the Grantee will forfeit all rights to receive compensation for that portion of the Award.

2.                                      Performance Share Unit Performance Period.

The performance period for this Award shall commence on January 1, 2016 and shall end on December 31, 2018 (the “Performance Period”).  The Award shall be subject to performance vesting requirements based upon the achievement of Performance Goals as set forth in Appendix A to this Agreement.

3.                                      Dividends.

The Grantee shall be entitled to receive dividend equivalents, which represent the right to receive Shares measured by the dividend payable with respect to Performance Share Units (“Dividend Equivalent Rights”).  Dividend Equivalent Rights on Performance Share Units will accrue and be reinvested into additional Performance Share Units through the Performance Period.  The additional Performance Share Units will be subject to the vesting conditions and other terms and restrictions that apply to the Performance Share Units granted in Section 1 and will be paid as set forth in Section 5 of this Agreement.

4.                                      Performance Share Unit Service Period and Termination of Employment.

4.1.                            Service Period.  In addition to performance-vesting requirements, the Award will be subject to service-vesting requirements.  The service period for this Award will commence on the Grant Date and will end on the date the Award is paid as set forth in Section 5 of this Agreement (the “Service Period”).

4.2.                            Termination—Generally.  Subject to Sections 4.3 and 7 hereof, if the Grantee’s employment with the Company and its Subsidiaries, as applicable, is terminated on or before the last day of the Service Period, the Performance Share Units granted hereunder shall immediately be forfeited to the Company in their entirety without payment of consideration therefor to the Grantee, and the Grantee shall not be entitled to any Shares or cash under this Agreement.

4.3.                            Qualifying Terminations.  If the Grantee’s employment with the Company and its Subsidiaries, as applicable, is terminated for any of the reasons set forth below (and subject to Section 7 hereof), in each case if such termination occurs on or before the last day of the Service Period, the Grantee, or the Grantee’s legatee or legatees under his or her will, or his or her distributees, as applicable, shall be entitled to a Pro Rata Portion (as defined below) of the Award.  The “Pro Rata Portion” shall mean the total number of Performance Share Units which otherwise would have vested and become payable pursuant to Section 5 hereof had the Grantee remained employed to the end of the Service Period, multiplied by a fraction, the numerator of which is the number of days between (A) the Grant Date and (B) the date of the Grantee’s termination of employment, and the denominator of which is 1,095.  The Grantee’s Pro Rata Portion of the Award shall be paid, based on actual performance achieved through the end of the Performance Period, in accordance with Section 5 of this Agreement.

(a)                                 Death

(b)                                 Disability (as defined in the Plan)

(c)                                  Redundancy (as defined below)

(d)                                 Retirement (as defined below)

(e)                                  If the Grantee is not subject to an Employment Agreement, termination for any other reason, other than a termination by the Company for Cause (as defined in the Plan), if there are exceptional circumstances and the Committee so decides prior to the date of the termination of the Grantee’s employment.

(f)                                   If the Grantee is subject to an Employment Agreement, termination by the Company for any reason other than for Cause as defined therein.

(g)                                  If the Grantee is subject to an Employment Agreement, termination by the Grantee for Good Reason as defined therein.

4.4.                            Definitions.  For purposes of this Agreement:

(a)                                 “Employment Agreement” means an effective, written employment agreement between the Grantee and the Company or any of its Subsidiaries.  Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 4 or Section 7 and any Employment Agreement, the terms of the Employment Agreement shall control.

(b)                                 “Redundancy” means the Company or any of its Subsidiaries, as applicable, has ceased, or intends to cease, to carry on the business or particular business function for the purposes of which the Grantee is or was employed by it, or has ceased, or intends to cease, to carry on that business or particular business function in the place where the Grantee is or was employed.

(c)                                  “Retirement” means retirement at or after age 65, or early retirement at or after age 55 with 10 years of service with the Company or any of its Subsidiaries.

5.                                      Payment of Vested Performance Share Units.

For each vested Performance Share Unit, if any, the Company will pay or deliver to the Grantee as soon as administratively practicable following the Committee’s certification that vesting has occurred, but no later than the fifteenth day of the third month following the end of the calendar year in which the Performance Period ends, and subject to the satisfaction of Section 9 below: (a) one Share, (b) an amount of cash equal to the Fair Market Value of one Share, or (c)

a combination of the foregoing, as determined by the Committee in its sole discretion.  Notwithstanding any provision of this Agreement to the contrary, the issuance of any Shares pursuant to this Section 5 will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed, including any shareholder approval requirements necessary to issue the Shares (the “Share Issuance Restrictions”).  No Shares will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.  In addition, Shares will not be issued hereunder unless (i) a registration statement under the Securities Act is at the time of issuance in effect with respect to the shares issued or (ii) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the Performance Share Units will relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority has not been obtained.  As a condition to any issuance hereunder, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.  From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make Shares available for issuance.  If the issuance of any Shares hereunder is not permissible under the Share Issuance Restrictions or for any other reason described above, then the Committee may, in its sole discretion, take any of the following actions: (A) pay to the Grantee, with respect to one or more Shares subject to this Agreement, an amount of cash equal to the Fair Market Value of such Share(s), (B) cancel this Award or any portion thereof, (C) provide to the Grantee any alternative compensation in lieu of any or all of the Shares, (D) any combination of the foregoing, or (E) elect any other response that it deems appropriate to respond to the Share Issuance Restrictions or other reasons described above as the Committee may determine in its sole discretion.

6.                                      Adjustments.

In the event of a Change in Capitalization, the Committee shall make equitable adjustments to the number and class of Shares underlying the Performance Share Units subject to this Agreement as provided under the terms of the Plan.  The Committee’s adjustment shall be made in accordance with the provisions of Article 12 of the Plan and shall be final, binding and conclusive for all purposes of the Plan and this Agreement.  Unless the Committee determines otherwise, the number of Performance Share Units subject to this Award shall always be a whole number.

7.                                      Effect of a Change in Control.

7.1.                            Change in Control—Generally.  In the event a Change in Control (as defined in the Plan) occurs, the surviving or successor entity is expected to assume this Agreement.  If, however, the surviving or successor entity does not assume this Agreement, the Committee may, in its sole discretion, exercise its authority under the Plan to modify the Award under this Agreement, including, but not limited to, by providing for the end of the Performance Period in connection with the occurrence of such Change in Control and the deemed achievement of Performance Goals at target, with payment with respect to vested Performance Share Units occurring in connection with the occurrence of such Change in Control, which payment shall be made in accordance with the schedule, and in the form, described in Section 5 of this Agreement.

7.2.                            Termination Following a Change in Control.  If there is a Change in Control (as defined in the Plan) and the surviving or successor entity has assumed this Agreement, and within two (2) years after such Change in Control the Grantee’s employment with the Company and its Subsidiaries, as applicable, is terminated (i) by the Company and its Subsidiaries, as applicable, without Cause (as defined in the Plan or, if applicable, an Employment Agreement) or (ii) if the Grantee is subject to an Employment Agreement, by the Grantee for Good Reason as defined therein, the Grantee shall be entitled, following the completion of the Performance Period, to settlement with respect to the total number of Performance Share Units which otherwise would have vested and become payable had he or she remained employed to the end of the Service Period, based on actual performance achieved, in accordance with Section 5 of this Agreement.

8.                                      Restrictions on Transfer.

Performance Share Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except by will or the laws of descent and distribution.

9.                                      Withholding of Taxes.

The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting and/or settlement of Performance Share Units.  The Company shall have the right to deduct from any distribution of cash to any Grantee, an amount equal to the Withholding Taxes with respect to the Shares or cash delivered pursuant to the terms of this Agreement.  In satisfaction of the obligation to pay Withholding Taxes to the Company upon the delivery of any Shares following the vesting of Performance Share Units, the Grantee may make a written election which may be accepted or rejected in the discretion of the Company, to have withheld, or the Company may elect in its sole discretion to withhold, a portion of such Shares then deliverable to the Grantee having an aggregate Fair Market Value as of the date such Restrictions lapse equal to the Withholding Taxes.

10.                               No Rights as a Shareholder.

Until Shares are issued, if at all, in satisfaction of the Company’s obligations under this Award, in the time and manner specified above, the Grantee shall have no rights as a shareholder.

11.                               Securities Laws or Dodd-Frank Clawback Policies.

This Agreement is subject to any written clawback policies the Company, with the approval of the Board of Directors of Cloud Peak Energy Inc., may adopt.  These clawback policies may subject the Grantee’s rights and benefits under this Agreement to reduction, cancellation, forfeiture or recoupment if certain specified events and wrongful conduct occur, including, but not limited to, an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events and wrongful conduct specified in any such clawback policies adopted by the Company, with the approval of the Board of Directors of Cloud Peak Energy Inc., to conform to the Dodd-Frank Act and resulting rules issued by the Securities and Exchange Commission and that the Company determines should apply to this Agreement.

12.                               No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, any Subsidiary or any Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, any Subsidiary or any Division to terminate the Grantee’s employment therewith at any time.

13.                               Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

14.                               Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.                               Governing Law.

Except as to matters of federal law, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

16.                               Signature in Counterpart.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

17.                               Notice.

All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail. Any person entitled to notice hereunder may waive such notice in writing.

18.                               Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee’s legal representatives.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators and successors.

19.                               Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto or as otherwise provided in the Plan.  No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

20.                               Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes; provided however, that this dispute resolution provision shall not interfere with the Grantee’s rights to pursue and protect his or her legal rights in a court of competent jurisdiction.

21.                               Information Confidential.

As partial consideration for the granting of the Award hereunder, the Grantee hereby agrees to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that the Grantee may have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Grantee’s spouse and tax and financial advisors.  In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to the Grantee, as a factor weighing against the advisability of granting any such future award to the Grantee.  For the avoidance of doubt, the Company does not intend for this Section to be interpreted or applied in any way that restricts, restrains, interferes with or coerces employees’ exercise of rights guaranteed under Section 7 of the U.S. National Labor Relations Act. You can learn about those rights under the National Labor Relations Act by linking to www.nlrb.gov or by contacting a member of the Company’s Human Resources Department.

22.                               Sections and Other Headings.

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CLOUD PEAK ENERGY INC.	GRANTEE

By: Colin Marshall	Print Name:
Title: President and Chief Executive Officer

Appendix A

Cloud Peak Energy Inc.
Performance Share Plan
FY2016 through FY2018

The Committee has established the following terms for the Performance Share Units granted pursuant to this Agreement. All Performance Share Unit award grants are made pursuant to the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan, as amended and/or restated from time to time.

Performance Metric:  Relative Total Shareholder Return

Performance for the purposes of determining the vesting of the Performance Share Unit Awards will be based on relative Total Shareholder Return (“TSR”) ranking.  Relative TSR ranking measures the Cloud Peak Energy (“CPE”) share price movement over a performance period relative to the share price movement of peer companies.

TSR = End of Period Share Price – Beginning of Period Share Price + Dividends(1)
Beginning of Period Share Price

The Beginning of Period Share Price and the End of Period Share Price for CPE and the peer companies will be calculated by using the first and last, respectively, twenty (20) trading days of the performance period.

(1) For purposes of calculating the dividend element of TSR, the Committee will assume dividends are reinvested on a daily basis.

Grant Date:	As defined above in the first paragraph of the Award Agreement
Performance Period:	As defined above in Section 2 of the Award Agreement
Service Period:	As defined above in Section 4.1 of the Award Agreement
Peer Companies:	As set forth below
Target Performance:	Performance at the 50th Percentile Rank (Company 9 Ranking)
Payout Range:

0% to 200%, multiplied by the number of Performance Share Units set forth in Section 1 of the Award Agreement, as provided by the terms of the Agreement, provided in no event can the payout exceed 15 times the “Target Opportunity” (which is defined as the CPE closing share price on the Grant Date multiplied by the number of Performance Share Units awarded as set forth in Section 1 of this Award).  In the event the payout would otherwise exceed 15 times the Target Opportunity, the number of shares (or the Fair Market Value cash equivalent of such shares) delivered or paid will be reduced to reflect the number of whole shares such that the total payout is equal to 15 times the Target Opportunity.

Peer Companies:

1.              Alliance Resource Partners LP

2.              Antero Resources Corporation

3.              Cabot Oil & Gas Corporation

4.              CONSOL Energy Inc.

5.              EQT Corporation

6.              Foresight Energy LP

7.              Hallador Energy Company

8.              Newfield Exploration Co.

9.              Noble Energy Inc.

10.       Peabody Energy Corporation

11.       Range Resources Corporation

12.       Rhino Resource Partners LP

13.       SM Energy Company

14.       SunCoke Energy Inc.

15.       Westmoreland Coal Co.

16.       Whiting Petroleum Corp.

The Committee, in its sole discretion, will make such changes to the list of Peer Companies as may be required to appropriately and equitably reflect the merger, consolidation, acquisition or other similar event involving a Peer Company.   Calculation of Ranking; Earned Performance Share Units

At the end of the Performance Period, TSR for CPE and each of the Peer Companies is calculated and ranked highest to lowest, with a percentile rank assigned to each numbered rank, and with the percentage of Performance Share Units vesting, as set forth in the table below.

TSR Company Ranking	Percentile Ranking	Payout: Percentage of Initial Performance Share Units Earned
Company 1	100%	200%
Company 2	94%	200%
Company 3	88%	186%
Company 4	81%	171%
Company 5	75%	157%
Company 6	69%	143%
Company 7	63%	129%
Company 8	56%	114%
Company 9	50%	100%
Company 10	44%	88%
Company 11	38%	75%
Company 12	31%	63%
Company 13	25%	50%
Company 14	19%	0%
Company 15	13%	0%
Company 16	6%	0%
Company 17	0%	0%

•                  If the Company’s TSR in relation to its Performance Peer Group is above the 50th Percentile Rank, but the Company’s absolute TSR (calculated using the same methodology as relative TSR) is negative during the Performance Period, then the payout shall be reduced to the Target payout of 100% rather than the higher percentage set forth above in this Appendix A.

The Committee, in its sole discretion, will determine and certify the number of Performance Share Units that have vested at the end of the Performance Period based on the performance of the Company, calculated using the performance grid and guidelines set forth above, and subject further to the provisions of the Award Agreement.  No Performance Share Units will be deemed to have vested (contractually or for purposes of income taxes) prior to the time that the Committee certifies an applicable number of Performance Share Units to have vested.